UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 2, 2011
Date of Report (Date of earliest event reported):

NEW FRONTIER ENERGY, INC
(Exact name of registrant as specified in its charter)

Colorado	0-50472	84-1530098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Broadway, Suite 920 Denver, CO 80202
(Address of principal executive offices)

(303) 730-9994
Registrant's telephone number, including area code

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 2, 2011 the Registrant completed and closed the previously disclosed sale of its Green River Basin assets to Emerald GRB, LLC a wholly-owned subsidiary of Emerald Oil and Gas NL (“Emerald Australia”), a publicly traded company whose shares trade on the Australian stock exchange. The Agreement provides for the Registrant to sell all of its oil and gas interests including the leases, hydrocarbons related agreements, contract rights, personal property and equipment to Emerald GRB LLC in exchange for 125 million shares of common stock of Emerald Australia (valued at AUD 6.5 million, based on a May 2, 2011 closing price of AUD 0.052 per share) plus $9,565,000 in cash, along with the assumption of substantially all of the liabilities associated with the assets sold. As a result of this transaction, the Registrant has disposed of all of its interests in the Green River Basin, including substantially all related liabilities.

Prior to engaging in this transaction there were no relationships by and among the parties to the Purchase and Sale Agreement. The foregoing description of the terms and conditions of the sale does not purport to be complete and is qualified in its entirety by reference to the Purchase and Sale Agreement, which is attached as Exhibit 10.1

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description

10.1	Purchase and Sale Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW FRONTIER ENERGY, INC.

Date: May 2, 2011	By:	/s/ Tristan R. Farel
Tristan R. Farel, Chief Financial Officer